Exhibit 10.15

AMENDMENT NO. 1

TO

STOCK UNIT AGREEMENT

pursuant to

THE RYLAND GROUP, INC.

[________] EQUITY INCENTIVE PLAN

The STOCK UNIT AGREEMENT (the “Agreement”), dated as of [________________], by and between The Ryland Group, Inc. (the “Corporation”), and [__________________] (the “Executive”), is amended to comply with the requirements of Internal Revenue Code section 409A.

NOW, THEREFORE, the Agreement is amended as follows:

1.                                      Section 4, Cash Dividend Equivalents, is amended by adding the following sentence to the end of that Section:

“The Executive must be employed on a cash dividend payment date to be eligible for the cash dividend payment described in this Section 4.”

2.                                      Section 9, Dispute Resolution, is amended by adding the following provisions to the end of that Section:

“The Executive shall be entitled to reimbursement of the fees and expenses described under this Section 9 during the period commencing on the effective date of this Agreement and ending on his or her death.  Any reimbursement of fees under this Section 9 shall be made on or before the last day of the year following the year in which the expense is incurred.  The amount of expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year.  The right to reimbursement under this Section is not subject to liquidation or exchange for another benefit.”

IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed by the Corporation, to be effective as of [_______________________] [insert the effective date of the Stock Unit Agreement, or, if later, insert “January 1, 2005”].

ATTEST/WITNESS	THE RYLAND GROUP, INC.

By:
R. Chad Dreier
Chairman and Chief Executive Officer
Print Name:
Date: